UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

______________________________

FORM 8-K
______________________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 28, 2008 (July 23, 2008)

EAGLE ROCK ENERGY PARTNERS, L.P.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-33016	68-0629883
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

16701 Greenspoint Park Drive, Suite 200
Houston, Texas 77060
(Address of principal executive offices, including zip code)

(281) 408-1200
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□         Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□         Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01                      Other Events.

As previously disclosed, the terms of the credit agreement dated as of December 13, 2007 among Eagle Rock Energy Partners, L.P. (the “Partnership”), as borrower, Wachovia Bank, National Association, as administrative agent and swingline lender, Bank of America, N.A., as syndication agent, HSH Nordbank AG, New York Branch, the Royal Bank of Scotland, plc (“RBS”), and BNP Paribas, as co-documentation agents, and the other lenders who are parties to the agreement (the “Credit Agreement”), entitle the Partnership to request an increase in the amount of aggregate commitments under its revolving credit facility by an aggregate amount not greater than $200 million (the “Accordion”).

On July 23, 2008, the Partnership partially exercised the Accordion to increase the aggregate commitments under its revolving credit facility by $100 million.  In the process, Barclays Bank plc was added as an additional lender under the Credit Agreement.  RBS and Barclays Bank plc covered the $100 million increase in aggregate commitments.

As a result of the Partnership’s partial exercise of the Accordion, borrowing capacity under the Credit Agreement increased from $800 million to $900 million, and the Partnership remains entitled to exercise the Accordion (in one or more separate occurrences) to increase its borrowing capacity by an additional amount not greater than $100 million.  All other terms of the Credit Agreement remain unchanged.

The Partnership partially exercised the Accordion as part of its growth strategy.  No funds have been drawn from the revolving credit facility in connection with the upsize.  The Partnership continues to evaluate, as part of its overall strategic plan, whether to make an additional exercise of the Accordion for all or an additional portion of the $100 million remaining under the Accordion.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EAGLE ROCK ENERGY PARTNERS, L.P.

By:	Eagle Rock Energy GP, L.P.,
its general partner

By:	Eagle Rock Energy G&P, LLC,
its general partner

Date: July 28, 2008	By:	/s/Joseph A. Mills
Chief Executive Officer